Exhibit 10

The rental contract about the Beijing office

(The important terms in this contract)

Part A: You Yun Feng

Part B: HUMAN LIFE SCIENCE HOLDING CORP.

2. The rental time

The rental time is from January 1, 2008 to December 31, 2008.

3. The amount of rental

The rental is 14,600 RMB per month (about 2086 USD per month), the total amount is 175,200 RMB (about 25,029 USD).